Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Dianne M. Grenz
First Senior Vice President
Director of Marketing,
Public & Shareholder Relations
Valley National Bancorp
973-305-4005
Anthony M. Bruno, Jr.
Chairman, President &CEO
Greater Community Bancorp
973-942-1111

VALLEY NATIONAL BANCORP RECEIVES
GREATER COMMUNITY BANCORP SHAREHOLDER APPROVAL

WAYNE, N.J. and TOTOWA, N.J. – June 19, 2008 – Valley National Bancorp (NYSE:VLY) (“Valley”) and Greater Community Bancorp (NASDAQ:GFLS) (“Greater Community”) jointly announced today that all regulatory and shareholder approvals necessary to complete the previously announced merger of Greater Community with and into Valley have been received.

It is expected that the merger between Valley and Greater Community will take place on July 1, 2008.

Valley is a regional bank holding company with over $12 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 177 branches in 123 communities serving 14 counties throughout northern and central New Jersey, Manhattan, Brooklyn and Queens.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Greater Community is a bank holding company with approximately $967 million in assets. Its commercial banking subsidiary, Greater Community Bank, has 16 full-service branch offices located in Bergen, Morris, and Passaic Counties.  Pursuant to the merger agreement, Greater Community Bank will be merged with and into Valley National Bank.

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Cautionary Statement Concerning Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about acquisitions, relationships and opportunities.  These statements may be identified by such forward-looking terminology as “expect” or similar statements or variations.   Such forward-looking statements involve certain risks and uncertainties.  Actual results may differ materially from such forward-looking statements. Valley and Greater Community assume no obligation for updating any such forward-looking statement at any time.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to satisfy conditions to the merger on the proposed terms and within the proposed timeframes; the inability to realize expected cost savings and synergies from the merger of Greater Community with Valley in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; material adverse changes in Valley’s or Greater Community’s operations or earnings; the inability to retain Greater Community’s customers and employees; or a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York.